EXHIBIT 10.8

CONSENT AND THIRD AMENDMENT TO

LOAN AND SECURITY AGREEMENT

THIS CONSENT AND THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT (the “Amendment”), dated as of July 25, 2005, is made by and among NCI INFORMATION SYSTEMS, INCORPORATED, a Virginia corporation (“NCI Virginia”), and SCIENTIFIC AND ENGINEERING SOLUTIONS, INC., a Maryland corporation (“SES,” together with NCI Virginia, collectively, the “Borrowers,” and individually, a “Borrower”), the several banks and other financial institutions from time to time party to the Loan Agreement (the “Lenders”), SUNTRUST BANK, or such Affiliate as it shall designate, in its capacity as Lead Arranger and Book Manager (in such capacity, the “Arranger”) and SUNTRUST BANK, in its capacity as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”).

RECITALS

The Lenders and the Borrowers are parties to a certain Loan and Security Agreement, dated as of December 23, 2003, as amended by the Amendment to Loan and Security Agreement, dated as of May 6, 2004, but effective as of December 31, 2003, as amended by the Second Amendment to Loan and Security Agreement, dated as of March 15, 2005, but effective as of September 30, 2004 (as further amended, modified or supplemented from time to time, the “Loan Agreement”). Capitalized terms defined in the Loan Agreement and undefined herein shall have the same defined meanings when such terms are used in this Amendment.

NCI Acquisition, LLC, a Virginia limited liability company (“Acquisition”) is or will be a direct, wholly owned subsidiary of NCI, Inc., a Delaware corporation (“NCI Delaware”). Narang will contribute all of his shares of capital stock of NCI Virginia to Acquisition in exchange for shares of Class B common stock of NCI Delaware (each, a “NCI Delaware Class B Share”) pursuant to a Share Exchange Agreement in the form attached hereto as Exhibit A-1 (the “Share Exchange Agreement”). The transactions contemplated by the Share Exchange Agreement are referred to as the “Narang Share Exchange.” NCI Virginia, Acquisition and NCI Delaware will become parties to an Agreement and Plan of Merger in the form of Exhibit A-2 attached hereto (the “Merger Agreement”). Pursuant to the provisions of the Merger Agreement, (1) NCI Virginia will merge with Acquisition, with NCI Virginia being the surviving entity of such merger, and the existence of Acquisition terminating (the “Merger”), and (2) each share of common stock, par value $0.01 per share, of NCI Virginia issued and outstanding (each, a “NCI Virginia Share”) converting, by virtue of the Merger and without any action on the part of the holder thereof, into a right to receive, upon surrender of the certificate representing such NCI Virginia Share, one share of Class A common stock of NCI Delaware (each, a “NCI Delaware Class A Share”), with all NCI Virginia Shares owned by NCI Virginia as treasury stock being, by virtue of the Share Conversion, no longer outstanding, and automatically cancelled and retired without payment of any consideration therefor (the “Share Conversion,” and together with the

Narang Share Exchange and the Merger, collectively, the “Reincorporation Transaction”). As a result of the Reincorporation Transaction, and pursuant to the terms and conditions of the Share Exchange Agreement and the Merger Agreement, NCI Delaware will became the holder of all of the outstanding capital stock of NCI Virginia.

To finance the payment of a portion of a distribution to the shareholders of NCI Virginia, the Borrowers have requested that the Lenders make a time loan to the Borrowers of up to $15,000,000. The Lenders have agreed to do so, subject to the terms and conditions hereof.

The Borrowers have requested that the Lenders consent to the Reincorporation Transaction and to the initial public offering of the NCI Delaware Class A Shares and amend certain provisions of the Loan Agreement to take into account the effect of the Reincorporation Transaction, the initial public offering and certain dividends by NCI Virginia and/or NCI Delaware. The Lenders have agreed to do so, subject to the other terms of this Amendment.

Accordingly, for valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Incorporation of Recitals. The Recitals hereto are incorporated herein by reference to the same extent and with the same force and effect as if fully set forth herein.

2. Amendments to Loan Agreement. The Loan Agreement is hereby amended as follows:

(a) All references in the Loan Agreement to the Company shall mean NCI Virginia prior to the satisfaction of the Reincorporation Conditions, as hereinafter defined, and NCI Delaware from and after satisfaction of the Reincorporation Conditions.

(b) The definitions of “Borrower” and “Borrowers” in Section 1 of the Loan Agreement shall be deemed to include NCI Delaware from and after satisfaction of the Reincorporation Conditions.

(c) The following definitions are added in the appropriate alphabetical order to Section 1 of the Loan Agreement:

“AAA Distribution” means any distribution made by either NCI Virginia or NCI Delaware out of NCI Virginia’s accumulated adjustments account with respect to the cumulative total of undistributed Net Income items generated by NCI Virginia during the period of the effectiveness of its election to be treated as an S corporation under the Code.

“Deposit Rate” means, if applicable, the rate of interest paid on the deposit account maintained with the Administrative Agent and pledged and assigned pursuant to the Narang Security Agreement.

“IPO” means the initial public offering of the NCI Delaware Class A Shares.

“Narang” means Chander K. Narang.

“Narang Security Agreement” means the Custody Account Security Agreement, dated as of July 25, 2005, from Narang in favor of the Administrative Agent for the ratable benefit of the Lenders, as the same may be amended, modified or supplemented from time to time.

“NCI Delaware” means NCI, Inc., a Delaware corporation.

“NCI Virginia” means NCI Information Systems, Incorporated, a Virginia corporation.

“Permitted AAA Distributions” means AAA Distributions in an aggregate amount not to exceed (a) up to $18,000,000 to be funded by Revolving Loans in an aggregate amount not to exceed $3,000,000 and the Time Loans in an aggregate amount of up to $15,000,000, plus (b) an additional amount approved by the Board of Directors of NCI Delaware and/or NCI Virginia, as applicable, to be paid concurrently with the receipt of the Net Cash Proceeds of the Equity Issuance in connection with the IPO or within 12 months thereafter, provided that in to event shall the total amount of Permitted AAA Distributions exceed $23,000,000 plus the amount by which the Net Cash Proceeds of the Equity Issuance in connection with the IPO exceeds $30,000,000.

“Time Loan” has the meaning assigned to such term in as defined in Section 2.8A.

“Time Loan Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Time Loan to the Borrowers hereunder in a principal amount not to exceed the amount set forth with respect to such Lender on the signature pages to this Agreement. The original aggregate amount of the Time Loan Commitments is $15,000,000.

“Time Loan Date” shall mean the date on which the Time Loans are made.

“Time Loan Lender” means each Lender that has an undrawn Time Loan Commitment or, after the Time Loan Date, is the holder of a Time Loan.

“Time Loan Percentage” means as to any Time Loan Lender at any time, the percentage which such Lender’s undrawn Time Loan Commitment then constitutes of the aggregate undrawn Time Loan Commitments (or, at any time after the Time Loan Date, the percentage which the aggregate principal amount of such Lender’s Time Loans then outstanding constitutes of the aggregate principal amount of the Time Loans then outstanding).

“Time Loan Maturity Date” means on the first to occur of (a) NCI Delaware’s receipt of the Net Cash Proceeds of the Equity Issuance in connection with the IPO, (b) six months after the Time Loan Date, or (c) March 31, 2006.

“Time Loan Reserve” shall mean at any time: (a) if United States Treasury bills are pledged as security under the Narang Security Agreement, the amount by which the quotient obtained by dividing the sum of the outstanding Time Loans by 0.95 exceeds the sum of the outstanding Time Loans, or (b) zero if a deposit maintained by Narang with the Administrative Agent is pledged as security under the Narang Security Agreement.

“Time Note” means a promissory note payable to the order of a requesting Time Loan Lender, in form and substance acceptable to the Administrative Agent and the requesting Time Loan Lender, in the principal amount of such Time Loan Lender’s Time Loan, and evidencing the joint and several obligations of the Borrowers to repay the Time Loan made by such Time Loan Lender, together with interest thereon, and all extensions, renewals, modifications and amendments of such note, made in accordance with the terms hereof.

“Voting Control” means the ownership of shares of stock representing the right to vote not less than 51% of the votes on all matters submitted to a vote of the stockholders of the Company.

(d) The following definitions in Section 1 of the Loan Agreement are hereby amended to read as follows:

“Aggregate Exposure” means, with respect to any Lender at any time, an amount equal to the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans, (ii) the aggregate then unpaid principal amount of such Lender’s Time Loans (or, prior to the Time Loan Date, the amount of such Lender’s Time Loan Commitment then in effect), and (iii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Credit Exposure then outstanding.

“Borrowing Base” means, at the time in question, the sum of the following, without duplication, (a) 90% of Eligible Billed Government Receivables arising out of Government Contracts on which a Borrower is a prime contractor; plus (b) 85% of Eligible Billed Government Receivables arising out of Government Contracts on which a Borrower is a subcontractor; plus (c) 85% of Eligible Billed Commercial Receivables; minus (d) the Term Loan Reserve; minus (e) the Time Loan Reserve, and minus (f) the Contingent Payment Reserve; provided, however, that if the Borrowing Base attributable to clauses (b) and (c) shall exceed 25% of the Borrowing Base, the Administrative Agent may, with written notice to the Borrowers, reduce the advance percentage used in clauses (b) and (c) from 85% to such lower percentage as the Lender shall deem to be appropriate, provided that at no time will such percentage be reduced to less than 80% without the consent of the Borrowers. For the purposes of determining the Borrowing Base as of the end of each calendar month, an Eligible Receivable may be treated as having been billed if the applicable Borrower is then entitled under the term of the contract or agreement with the applicable Customer to bill such Eligible Receivable and an appropriate invoice is delivered to such Customer by the 20th day of the next succeeding calendar month; provided that in no event shall an Eligible Receivable which has not been billed as of the date of any Borrowing Base Certificate be classified as an Eligible Billed Commercial Receivable or an Eligible Billed Government Receivable on such Borrowing Base Certificate.

“Cash Flow Available for Fixed Charges” means, for any period, EBITDA for such period, minus Restricted Payments paid during such period, other than Permitted AAA Distributions, minus income taxes paid in cash during such period, and minus Non-Financed Capital Expenditures for such period, all as determined on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP.

“Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans, Term Loans or Time Loans and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, a Swingline Commitment, a Term Loan Commitment or a Time Loan Commitment.

“Commitment” shall mean a Revolving Commitment, a Swingline Commitment, a Term Loan Commitment or a Time Loan Commitment, or any combination thereof (as the context shall permit or require).

“Funded Debt Ratio” means, at any time, the ratio of (a) consolidated Funded Debt of the Company and its Subsidiaries then outstanding, excluding the Time Loans for as long as the security pledged and assigned to the Administrative Agent pursuant to the Narang Security Agreement consists of a deposit account maintained with the Administrative Agent or United States Treasury bills, maturing not later than six months after the Time Loan Date and held in a securities account under the control of the Administrative Agent, to (b) consolidated EBITDA of the Company and its Subsidiaries for the period of four fiscal quarters most recently ended, or, if such determination is being made at the end of a fiscal quarter of the Company, for the period of four fiscal quarters then ended.

“Loan Documents” means this Agreement, each Notice of Borrowing, each Revolving Note, the Swingline Note, each Term Note, each Time Note, the Narang Security Agreement, each Assumption Agreement, each Intellectual Property Assignment, each Letter of Credit Agreement, each LC Document, each Hedging Agreement between any Borrower and the Administrative Agent or any Lender or the Issuing Bank or any Affiliate of the Administrative Agent or any Lender or the Issuing Bank, any Mortgage and any other document now or hereafter executed or delivered in connection with the Obligations, in evidence thereof or as security therefor, including, without limitation, any life insurance assignment, pledge agreement, security agreement, interest rate swap agreement or similar agreement, deed of trust, mortgage, guaranty, promissory note or subordination agreement.

“Loans” means all Revolving Loans, Swingline Loans, Term Loans and Time Loans in the aggregate or any of them, as the context may require, to be made by the Lenders to the Borrowers pursuant to Section 2.1 of this Agreement.

“Minimum Compliance Level” means (a) Net Worth of (1) zero as of September 30, 2005, (2) $2,000,000 as of December 31, 2005, (3)

$2,500,000 as of March 31, 2006, (4) $3,700,000 as of June 30, 2006, (5) $4,900,000 as of September 30, 2006, and (6) $6,400,000 as of December 31, 2006, and at all times thereafter, (b) adjusted upwards (1) as of the end of each fiscal quarter of the Company by an amount equal to 70% of (i) the Net Cash Proceeds of any Equity Issuance, and (ii) the fair market value, as determined in accordance with GAAP, of any non-cash proceeds of any Equity Issuance received by the Company or any Subsidiary subsequent to June 30, 2005. In addition, the Minimum Compliance Level shall adjusted upwards or downwards, as applicable, as follows: (i) upwards as of the end of any fiscal quarter by the amount that the aggregate amount of Permitted AAA Distributions paid after June 30, 2005 and prior to the end of such fiscal quarter is less than $18,000,000, or (ii) downwards, in an aggregate amount not greater than $5,000,000, by the amount that the aggregate amount of Permitted AAA Distributions paid after June 30, 2005 and prior to the end of such fiscal quarter exceeds $18,000,000.”

“Notes” shall mean, collectively, the Revolving Notes, the Swingline Note, the Term Notes and the Time Notes.

“Notice of Borrowing” shall mean a written notice (or telephonic notice promptly confirmed in writing) constituting a request for a Revolving Loan Borrowing or a Swingline Loan, containing the specific requirements of Sections 2.3, 2.5, 2.8 or 2.8B, as the case may be.

“Obligations” means (a) the Loans, the LC Disbursements, the Revolving Notes, the Term Notes, the Time Notes, the Letter of Credit Agreements, all indebtedness and obligations of a Borrower under this Agreement and the other Loan Documents, and all other Debt and obligations of a Borrower to the Administrative Agent, the Issuing Bank or any Lender (including the Swingline Lender) arising out of or relating to any Loan Document, now existing or hereafter arising, of every kind and description, direct or indirect, fixed or contingent, liquidated or unliquidated, due or to become due, secured or unsecured, joint, several or joint and several, as amended, modified, renewed, extended or increased from time to time, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrowers, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), (b) any overdrafts in any deposit account maintained by a Borrower with the Administrative Agent or any Lender (including the Swingline Lender), (c)

any obligations arising under any Hedging Agreements between a Borrower and the Administrative Agent or any Affiliate of the Administrative Agent, (d) any obligations under any purchasing card or credit card account established for a Borrower by the Administrative Agent or any Affiliate of the Administrative Agent, (e) any obligations of a Borrower arising under any agreement between a Borrower and the Administrative Agent or any Affiliate of the Administrative Agent relating to foreign exchange transactions, (f) all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent and any Lender) incurred pursuant to this Agreement or any other Loan Document, and (g) all obligations and liabilities incurred in connection with collecting and enforcing the foregoing, together with all renewals, extensions, or modifications thereof.

(e) Section 2.1 of the Loan Agreement is amended to read as follows:

“2.1. Loans and Letters of Credit. Subject to the terms and conditions of this Agreement, (a) the Revolving Credit Lenders hereby establish in favor of the Borrowers a revolving credit facility pursuant to which the Revolving Credit Lenders severally agree (to the extent of each Revolving Credit Lender’s Revolving Credit Percentage up to such Revolving Credit Lender’s Revolving Commitment) to make Revolving Loans to the Borrowers in accordance with Section 2.2; (b) the Issuing Bank agrees to issue Letters of Credit for the account of the Borrowers in accordance with Section 2.6; (c) the Swingline Lender agrees to make Swingline Loans in accordance with Section 2.4; (d) each Revolving Credit Lender severally agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided, that in no event shall the aggregate amount of Revolving Credit Exposure exceed at any time the Aggregate Revolving Commitments from time to time in effect; (e) each Term Loan Lender severally agrees to make a Term Loan to the Borrowers in a principal amount not exceeding such Term Loan Lender’s Term Loan Commitment on the Closing Date, and (f) each Time Loan Lender severally agrees to make a Time Loan to the Borrowers in a principal amount not exceeding such Time Loan Lender’s Time Loan Commitment on or before September 30, 2005.”

(f) The following Sections 2.8A and 2.8B are added to follow Section 2.8 of the Loan Agreement and to precede Section 2.9 of the Loan Agreement:

“2.8A. Time Loan Commitments. Subject to the terms and conditions set forth herein, each Time Loan Lender severally agrees to make a loan (each, a “Time Loan”) to the Borrowers on or before September 30, 2005, in a principal amount not to exceed the Time Loan Commitment of such Time Loan Lender; provided, that if for any reason the full amount of such Time Loan Lender’s Time Loan Commitment is not fully drawn by such date, the undrawn portion thereof shall automatically be cancelled.

2.8B. Procedure for Borrowing Time Loans. The Company, on behalf of the Borrowers, shall give the Administrative Agent a Notice of Borrowing with respect to the Time Loans prior to 10:00 a.m. on the Business Day on which the Time Loans are to be disbursed. Such Notice of Borrowing under this Section shall be irrevocable and shall specify: (i) the principal amount of each such Time Loan, and (ii) the account of the Company to which the proceeds of such Time Loan should be credited. The Administrative Agent will promptly advise the Time Loan Lenders of such request and the details thereof.”

(g) The following is added as subparagraph (f) at the end of Section 2.10 of the Loan Agreement:

“(f) Notwithstanding the foregoing provisions of this Section 2.10 or the provisions of Section 2.12, the Time Loans shall bear interest at a rate per annum equal to the (1) Index Rate plus 0.45% if the collateral pledged pursuant to the Narang Security Agreement consists of United States Treasury bills, based on the Index Rate in effect on the first Index Rate Determination Date therefor, and shall be adjusted on each Index Rate Determination Date thereafter to reflect the Index Rate then in effect, and (2) the Deposit Rate plus 1% if the collateral pledged pursuant to the Narang Security Agreement is a deposit account maintained with the Administrative Agent, adjusted when and as the Deposit Rate is changed. Interest on the principal amount of all Time Loans shall accrue from and including the date such Time Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Time Loans shall be payable monthly in arrears on the last day of each calendar month and on the Time Loan Maturity Date.”

(h) The following is added as subparagraph (d) at the end of Section 2.11 of the Loan Agreement:

“(d) The Borrowers unconditionally promise to pay to the Administrative Agent for the account of each Time Loan Lender the then unpaid principal amount of the Time Loans of such Time Loan Lender, together with all accrued and unpaid interest thereon, on the Time Loan Maturity Date. Notwithstanding the provisions of Section 2.23, the Net Cash Proceeds of any Equity Issuance in connection with the IPO shall be first applied to the prepayment of the Time Loans. Each optional prepayment in respect of the Time Loans shall be allocated pro rata according to the respective outstanding principal amounts of the Time Loans. Each payment (including each prepayment) of the Time Loans shall be allocated among the Time Loan Lenders holding such Time Loans pro rata based on the principal amount of such Time Loans held by such Time Loan Lenders. Amounts prepaid on account of the Time Loans may not be reborrowed.”

(i) The following is added at the end of Section 2.21(a) of the Loan Agreement:

“The Time Loan Commitments shall terminate on September 30, 2005 or upon the making of the Time Loans pursuant to Section 2.8A.

(j) The following sentence is added at the end of Section 4.9 of the Loan Agreement:

“The Borrowers shall use the proceeds of the Time Loans and an aggregate amount of up to $3,000,000 of the Revolving Loans to be disbursed on the date of disbursement of the Time Loans, to make Permitted AAA Distributions on or before September 30, 2005.”

(k) Section 6.6 of the Loan Agreement is amended to read as follows:

“6.6 Restricted Payments. No Borrower shall make any Restricted Payment if (a) an Event of Default has occurred and is continuing, or would occur after giving effect thereto, or if, assuming that such Restricted Payment had been made on the last day of the immediately preceding fiscal quarter, the Company would not have been in compliance with the financial covenants contained in Section 7, or (b) the aggregate amount of AAA Distributions would exceed Permitted AAA Distributions.”

(l) Section 6.13 of the Loan Agreement is amended to read as follows:

“6.13 Capital Expenditures. No Borrower will make Capital Expenditures during any fiscal year if, after giving effect thereto, the aggregate amount of Capital Expenditures for all Borrowers would exceed $2,000,000 for the fiscal year of the Company ending on December 31, 2005, or $1,500,000 for any subsequent fiscal year; provided, that if the amount expended in the fiscal year ended on December 31, 2005 is less than $2,000,000, the shortfall, may be carried over for expenditure in the next succeeding fiscal year.”

(m) The following is added as subparagraph (f) at the end of Section 8.2 of the Loan Agreement:

“(f) On or prior to the date of disbursement of the Time Loans, the Administrative Agent shall have (1) received the Narang Security Agreement, duly executed and delivered by Narang, and (2) a perfected first priority security interest in a deposit account maintained with the Administrative Agent in the amount of the Time Loans, or United States Treasury bills, maturing no later than six months after the Time Loan Date, and with an aggregate purchase price equal to the amount of the Time Loans.”

(n) Section 9.1(a) of the Loan Agreement is amended to read as follows:

“(a) Failure of a Borrower to pay any Obligation, including, without limitation, the principal of or interest on any Revolving Note, Term Note, Time Note, the Swingline Note or the Loans, or any reimbursement obligation in respect of any LC Disbursement or other amounts due under a Letter of Credit Agreement, when the same shall become due and payable, whether at maturity, or otherwise, and such failure shall continue for a period of ten days after written notice from the Administrative Agent or any Lender (which may be a computer generated late payment notice); or”

(o) From and after the date on which the Reincorporation Conditions are satisfied, Section 9.1(p) of the Loan Agreement shall be amended to read as follows:

“(p) If Chander K. Narang at any time owns less than Voting Control of the Company, free and clear of all Liens; or”

(p) From and after the date on which the Reincorporation Conditions are satisfied, Section 9.1(q) of the Loan Agreement shall be deleted and such section shall be amended to read as “reserved.”

(q) Except as specifically modified by this Amendment, the terms and provisions of the Loan Agreement are ratified and confirmed by the parties hereto and remain in full force and effect.

(r) Each of the Borrowers, the Administrative Agent and each Lender agrees that each reference in the Loan Documents to the Loan Agreement shall be deemed to be a reference to the Loan Agreement as amended hereby.

3. Consents. The Administrative Agent and the Lenders hereby:

(a) Grant consent to the Reincorporation Transaction as expressed in the Share Exchange Agreement and the Merger Agreement, and agree that such Reincorporation Transaction shall not constitute an Event of Default under any of the provisions of the Loan Agreement, provided that the following conditions are satisfied (the “Reincorporation Conditions”) as of the effective date of the Reincorporation Transaction (the “Reincorporation Date”):

(i) No Default or Event of Default shall have occurred and be continuing as of the Reincorporation Date;

(ii) All representations and warranties contained in the Loan Documents shall be true and correct in all material respects as if made on the Reincorporation Date (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct as of such date

(iii) The Administrative Agent shall have received and approved the Share Exchange Agreement and the Merger Agreement and all other documents relating to the Reincorporation Transaction;

(iv) The Narang Share Exchange, the Merger and the Share Conversion shall have become effective in accordance in all material respects with the terms of the Share Exchange Agreement and the Merger Agreement;

(v) the Certificate of Incorporation of NCI Delaware shall be effective in the form of Exhibit B attached to this Amendment, with such changes therein as shall have been approved by the Administrative Agent in writing;

(vi) the Bylaws of NCI Delaware shall be effective in the form of Exhibit C attached to this Amendment, with such changes therein as shall have been approved by the Administrative Agent in writing;

(vii) Narang shall have become the owner of the NCI Delaware Class B Shares in accordance with the terms of the Share Exchange Agreement and has Voting Control of NCI Delaware, free and clear of all Liens; and

(viii) all of the conditions in Section 8.3 of the Loan Agreement shall have been satisfied with respect to NCI Delaware (except that NCI Delaware shall be the parent of NCI Virginia rather than a Subsidiary); and

(b) Grant consent to the Change in Control resulting from the IPO, and agree that such Change in Control shall not constitute an Event of Default under any of the provisions of the Loan Agreement; provided that as of the closing date of the IPO:

(i) the Reincorporation Conditions shall have been satisfied;

(ii) NCI shall have received not less than $30,000,000 of Net Cash Proceeds from the Equity Issuance in connection therewith;

(iii) all of such Net Cash Proceeds shall have been applied to the repayment of the Loans in accordance with the terms of the Loan Agreement, as amended by this Amendment; and

(iv) after giving effect to such Change in Control, Narang shall have Voting Control of NCI Delaware, free and clear of all Liens.

4. Conditions Precedent. This Amendment shall become effective upon (i) the execution of a counterpart hereof by each of the parties hereto and delivery thereof to the Agent and (ii) satisfaction of each of the following conditions precedent to the effectiveness of this Amendment and the consents provided in Section 3 of this Amendment (the date such conditions are first satisfied being the “Effective Date”):

(a) The Time Notes shall have been appropriately completed, duly executed by the Borrowers and delivered to the Administrative Agent.

(b) The Narang Security Agreement shall have been appropriately completed, duly executed by Narang and delivered to the Administrative Agent, and shall create a first, perfected priority security interest in a deposit account maintained by Narang with the Administrative Agent, in the amount of Time Loans, or by United States Treasury Bills, maturing not later than six months after the Time Loan Date, and with an aggregate purchase price equal to the amount of the Time Loans.

(c) The Borrowers shall have delivered to the Administrative Agent (1) certified copies of evidence of all corporate actions taken by the Borrowers to authorize the execution and delivery of this Amendment and the Time Notes, (2) certified copies of the articles or certificate of incorporation and bylaws of the Borrowers, (3) a certificate of incumbency for the officers of the Borrowers executing this Amendment and the Time Notes, (4) a good standing certificate, dated not more than 30 days prior to the date of this Amendment, from the appropriate state official of any state in which the Borrowers are incorporated or qualified to do business, and (5) such additional supporting documents as the Administrative Agent or counsel for the Administrative Agent reasonably may request.

(d) The Administrative Agent shall have received a written opinion of counsel to the Borrowers, in form and substance satisfactory to the Administrative Agent.

(e) No Default or Event of Default shall have occurred and be continuing as of the Effective Date;

(f) All representations and warranties contained in the Loan Documents shall be true and correct in all material respects as if made on the Effective Date (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct as of such date); and

(g) All documents delivered pursuant to this Amendment must be in form and substance satisfactory to the Administrative Agent and its counsel, and all legal matters incident to this Amendment must be satisfactory to the Administrative Agent’s counsel.

5. Amendment Only; No Novation; Modification of Loan Documents; Confirmation of Lien. Each of the Borrowers acknowledges and agrees that this Amendment only amends the terms of the Loan Agreement and the other Loan Documents and does not constitute a novation, and each of the Borrowers ratifies and confirms the terms and provisions of, and its obligations under, the Loan Agreement and the other Loan Documents in all respects. Each of the Borrowers acknowledges and agrees that each reference in the Loan Documents to any particular Loan Document shall be deemed to be a reference to such Loan Document as amended by this Amendment. To the extent of a conflict between the terms of any Loan Document and the terms of this Amendment, the terms of this Amendment shall control. The Borrowers acknowledge and agree that the prior grant of a security interest in the Collateral continues to secure the Obligations, is in full force and effect, and is ratified and confirmed by the Borrowers in all respects.

6. No Further Amendments. Nothing in this Amendment or any prior amendment to the Loan Documents shall require the Administrative Agent or any Lender to grant any further amendments to the terms of the Loan Documents. Each of the Borrowers acknowledges and agrees that there are no defenses, counterclaims or setoffs against any of their respective obligations under the Loan Documents.

7. Representations and Warranties. Each Borrower represents and warrants that this Amendment has been duly authorized, executed and delivered by it in accordance with resolutions adopted by its board of directors. All other representations and warranties made by the Borrowers in the Loan Documents are incorporated by reference in this Amendment and are deemed to have been repeated as of the date of this Amendment with the same force and effect as if set forth in this Amendment, except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct as of such date.

8. Fees and Expenses. In consideration of the amendments contained herein, the Borrowers jointly and severally agree to pay to the Administrative Agent on the date of execution hereof a non-refundable amendment fee of $20,000. The Borrowers jointly and severally agree to pay all reasonable, out-of-pocket costs and expenses of the Administrative Agent., including the fees, charges and disbursements of counsel for the Administrative Agent in connection with the preparation and administration of this Amendment.

9. Severability. Any provision of this Amendment held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10. Governing Law. This Amendment shall be construed in accordance with and be governed by the laws (without giving effect to the conflict of law principles thereof) of the Commonwealth of Virginia.

11. Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. It shall not be necessary that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on more than one counterpart.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective duly authorized representatives all as of the day and year first above written.

NCI VIRGINIA:

NCI INFORMATION SYSTEMS, INCORPORATED, a Virginia corporation

By:	/s/ Chander K. Narang
Chander K. Narang
Chairman and Chief Executive Officer

SES:

SCIENTIFIC AND ENGINEERING SOLUTIONS, INC., a Maryland corporation

By:	/s/ Chander K. Narang
Chander K. Narang
Chairman and Chief Executive Officer

[SIGNATURES CONTINUE ON FOLLOWING PAGES]

ADMINISTRATIVE AGENT:

SUNTRUST BANK, a Georgia banking corporation, as Administrative Agent

By:	/s/ Linda L. Bergmann
Linda L. Bergmann
Vice President

LENDERS:

SUNTRUST BANK, a Georgia banking corporation

By:	/s/ Linda L. Bergmann
Linda L. Bergmann
Vice President

Revolving Commitment:	$30,000,000

Time Loan Commitment:	$15,000,000

Exhibit A-1

Share Exchange Agreement

Exhibit A-2

Merger Agreement

Exhibit B

Certificate of Incorporation

Exhibit C

Bylaws